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For immediate release
Media contact, Janice Aston White, 713-307-8780

Endeavour completes transition to North Sea focus

Company redeploys Thailand interests
into North Sea drilling activity

Houston, TX – April 25, 2005 — Endeavour International Corporation (AMEX: END) today announced that it has sold its Thailand interests to Salamander Energy Limited, a private entity, for $19.5 million. Additionally, Endeavour has entered into an agreement for an offshore rig to drill two exploratory wells in the United Kingdom sector of the North Sea. Proceeds from the sale and an estimated $8 million in capital expenditures originally targeted for Thailand will be used to accelerate North Sea drilling activity in 2005.

“The sale of our Thailand interests allows us to concentrate all of our resources both financial and technical in the North Sea,” said William L. Transier, co-chief executive officer. “As promised to our investors, this completes the transition of our predecessor company into a North-Sea focused exploration and production entity.”

The rig commitment secures the use of a semi-submersible owned by a subsidiary of GlobalSantaFe Corporation (NYSE: GSF). Endeavour will operate the rig through its drilling management contract with Applied Drilling Technology International, a division of GlobalSantaFe Drilling U.K. Limited, a wholly-owned subsidiary of GlobalSantaFe Corporation. Plans call for two exploratory wells in the UK sector to be drilled on a turnkey basis during 2005. Specifics about well locations and timing of drilling operations will be announced at a later time.

“We are very encouraged that our technical staff with its use of our extensive data base has been able to generate multiple prospects and bring them to the drillable stage,” added John N. Seitz, co-chief executive officer. “Our ability to secure a drilling rig enables Endeavour to begin its North Sea drilling campaign in earnest.”

Endeavour currently holds interests in nine production licenses covering 18 blocks off the coast of the UK, production from two offshore fields and interests in three production licenses in Norway. The company recently announced that it entered into a license to obtain 15,000 square kilometers of 3-D seismic in the Dutch sector of the North Sea, adding to its existing 79,000 square kilometers of seismic data in the United Kingdom and Norway.

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.